Exhibit 99.1

Contact:	Office of Investor Relations

e-Mail:

InvestorRelations@SafetyInsurance.com

Telephone:	877-951-2522

SAFETY ANNOUNCES THIRD QUARTER 2008 RESULTS AND DECLARES FOURTH QUARTER 2008 DIVIDEND

Boston, Massachusetts, November 3, 2008.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported third quarter 2008 results.  Net income for the quarter ended September 30, 2008 was $18.4 million, or $1.14 per diluted share, compared to $22.9 million, or $1.42 per diluted share, for the comparable 2007 period.  Net income for the nine months ended September 30, 2008 was $58.3 million, or $3.62 per diluted share, compared to $70.5 million, or $4.38 per diluted share, for the comparable 2007 period.  Safety’s book value per share increased to $36.40 at September 30, 2008 compared to $35.20 at December 31, 2007.  Safety paid $0.40 per share in dividends to investors during the quarters ended September 30, 2008 and 2007. Safety paid $1.30 per share in dividends to investors during the year ended December 31, 2007.

Direct written premiums for the quarter ended September 30, 2008 decreased by $12.8 million, or 8.4%, to $139.4 million from $152.2 million for the comparable 2007 period.  Direct written premiums for the nine months ended September 30, 2008 decreased by $32.7 million, or 6.6%, to $459.5 million from $492.2 million for the comparable 2007 period. The 2008 decrease occurred primarily in our personal and commercial automobile lines, which experienced decreases of 7.6% and 2.6%, respectively, in average written premium per exposure.  The decrease in our personal automobile line was largely as a result of a Massachusetts-mandated private passenger rate decrease of 11.7% effective April 1, 2007, and a further rate decrease of 6.6% effective in 2008 which we filed under the competitive pricing system introduced to the private passenger automobile market in Massachusetts, effective April 1, 2008.

Net written premiums for the quarter ended September 30, 2008 decreased by $16.1 million, or 10.8%, to $132.6 million from $148.7 million for the comparable 2007 period.  Net written premiums for the nine months ended September 30, 2008 decreased by $34.1 million, or 7.1%, to $445.2 million from $479.3 million for the comparable 2007 period. These decreases were due to the factors that decreased direct written premiums combined with decreases in premiums assumed from Commonwealth Automobile Reinsurers (“CAR”), and partially offset by decreases in premiums ceded to CAR.  Net earned premiums for the quarter ended September 30, 2008 decreased by $11.3 million, or 7.4%, to $141.3 million from $152.6 million for the comparable 2007 period.  Net earned premiums for the nine months ended September 30, 2008 decreased by $21.1 million, or 4.6%, to $439.0 million from $460.1 million for the comparable 2007 period.  These decreases were due to the factors that decreased direct and net written premiums. The effect of assumed and ceded premiums on net written and net earned premiums is presented in the attached tables.

Net investment income for the quarter ended September 30, 2008 was $11.7 million compared to $11.0 million for the comparable 2007 period.  Net investment income for the nine months ended September 30, 2008 was $34.4 million compared to $32.8 million for the comparable 2007 period. Average cash and investment securities (at cost) increased by $64.5 million, or 6.5%, to $1,055.3 million for the quarter ended September 30, 2008 from $990.8 million for the comparable 2007 period.  Net effective annualized yield on the investment portfolio was 4.4% during the nine months ended September 30, 2008, the same as during the comparable 2007 period.  Our duration decreased to 3.9 years at September 30, 2008, down from 4.2 years at December 31, 2007.  Net realized losses on investments was $1.0 million for  the quarter ended September 30, 2008, primarily consisting of an impairment write-down of one American International Group, Inc. fixed maturity security, compared to net realized gains of $0.1 million for the comparable 2007 period. Net realized gains for the nine months ended September 30, 2008 was $1.1 million compared to less than $0.1 million for the comparable 2007 period.

As of September 30, 2008, our portfolio of fixed maturity investments was comprised entirely of investment grade securities.  We hold no subprime mortgage debt securities.  All of our mortgage-backed securities are either U.S. Government or Agency guaranteed or are rated Aaa/AAA.  We believe our current portfolio position and strong underlying operating cash flows provide sufficient liquidity to meet our needs.  As of September 30, 2008, we maintained $107.8 million in cash and cash equivalents and we have no outstanding debt.

Loss, expense and combined ratios calculated under U.S. generally accepted accounting principles (“GAAP”) for the quarter ended September 30, 2008 were 62.1%, 30.5% and 92.6% compared to 60.8%, 27.9% and 88.7% for the comparable 2007 period.  Loss, expense and combined ratios calculated under GAAP for the nine months ended September 30, 2008 were 62.6%, 30.1% and 92.7% compared to 60.4%, 27.5% and 87.9% for the comparable 2007 period. The loss ratio increased for the quarter and nine months ending September 30, 2008 primarily as a result of a decrease in our personal automobile earned premiums per exposure. Total prior year favorable development included in the pre-tax results for the quarter and nine months ended September 30, 2008 was $8.2 million and $22.9 million, respectively, compared to prior year favorable development of $4.6 million and $19.3 million, respectively, for the comparable 2007 periods.

On November 3, 2008, the Board of Directors approved and declared a quarterly cash dividend of $0.40 per share on the issued and outstanding common stock, payable on December 15, 2008 to shareholders of record at the close of business on December 1, 2008.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2007 Form 10-K with the SEC on March 14, 2008 and urges shareholders to refer to those documents for more complete information concerning Safety’s financial results.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws.

Forward-looking statements might include one or more of the following, among others:

•                  Projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

•                  Descriptions of plans or objectives of management for future operations, products or services;

•                  Forecasts of future economic performance, liquidity, need for funding and income;

•                  Descriptions of assumptions underlying or relating to any of the foregoing; and

•                  Future performance of credit markets

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.   Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2007 filed with the SEC on March 14, 2008.

Some other factors, such as market, operational, liquidity, interest rate, equity and other risks, are described elsewhere in our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K. Factors relating to the regulation and supervision of our Company are also described or incorporated in our Quarterly Reports on Form 10-Q and our Company’s Annual Report on Form 10-K filed with the SEC on March 14, 2008. There are other factors besides those described or incorporated in this release or in the reports on Form 10-Q and Form 10-K that could cause actual conditions, events or results to differ from those in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except share data)

	September 30,	December 31,
	2008	2007
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $956,529 and $995,360)	$938,064	$1,002,028
Equity securities, at fair value (cost: $8,688 and $6,794)	8,315	6,977
Total investment securities	946,379	1,009,005
Cash and cash equivalents	107,782	46,311
Accounts receivable, net of allowance for doubtful accounts	156,811	156,343
Accrued investment income	10,345	10,972
Receivable from reinsurers related to paid loss and loss adjustment expenses	13,571	13,047
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	77,805	84,290
Ceded unearned premiums	24,005	28,818
Deferred policy acquisition costs	51,377	48,652
Deferred income taxes	24,359	13,388
Equity and deposits in pools	35,406	26,235
Other assets	14,429	9,931
Total assets	$1,462,269	$1,446,992

Liabilities
Loss and loss adjustment expense reserves	$464,191	$477,720
Unearned premium reserves	321,889	320,545
Accounts payable and accrued liabilities	38,043	50,023
Taxes payable	671	120
Payable to reinsurers	26,032	10,662
Other liabilites	16,812	17,922
Total liabilities	867,638	876,992

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 16,460,530 and 16,242,213 shares issued	165	162
Additional paid-in capital	139,177	134,224
Accumulated other comprehensive (loss) income, net of taxes	(12,245)	4,453
Retained earnings	471,563	432,746
Treasury stock, at cost; 122,324 and 48,124 shares	(4,029)	(1,585)
Total shareholders’ equity	594,631	570,000
Total liabilities and shareholders’ equity	$1,462,269	$1,446,992

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except per share and share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net earned premiums	$141,251	$152,617	$439,001	$460,132
Net investment income	11,710	10,984	34,445	32,803
Net realized (losses) gains on investments	(1,047)	104	1,056	13
Finance and other service income	4,584	4,194	13,597	12,182
Total revenue	156,498	167,899	488,099	505,130

Losses and loss adjustment expenses	87,702	92,720	274,650	278,047
Underwriting, operating and related expenses	43,130	42,588	132,069	126,307
Interest expenses	22	22	59	63
Total expenses	130,854	135,330	406,778	404,417

Income before income taxes	25,644	32,569	81,321	100,713
Income tax expense	7,286	9,647	22,987	30,226
Net income	$18,358	$22,922	$58,334	$70,487

Earnings per weighted average common share:
Basic	$1.14	$1.43	$3.64	$4.40
Diluted	$1.14	$1.42	$3.62	$4.38

Cash dividends paid per common share	$0.40	$0.40	$1.20	$0.90

Weighted average number of common shares outstanding:
Basic	16,079,387	16,030,811	16,046,111	16,025,292
Diluted	16,170,042	16,096,505	16,113,432	16,096,646

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Written Premiums
Direct	$139,425	$152,196	$459,543	$492,238
Assumed	5,693	13,429	30,685	43,920
Ceded	(12,478)	(16,898)	(45,069)	(56,904)
Net written premiums	$132,640	$148,727	$445,159	$479,254

Earned Premiums
Direct	$148,650	$157,493	$451,367	$473,355
Assumed	8,522	13,953	37,517	45,520
Ceded	(15,921)	(18,829)	(49,883)	(58,743)
Net earned premiums	$141,251	$152,617	$439,001	$460,132